Exhibit 99

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
WVS Financial Corp.

We have reviewed the accompanying consolidated balance sheet of WVS Financial Corp. and subsidiary as of September 30, 2004, and the related statement of income for the three-month periods ended September 30, 2004 and 2003, the consolidated statement of changes in stockholders’ equity for the three-month period ended September 30, 2004, and the consolidated statement of cash flows for the three-month periods ended September 30, 2004 and 2003. These financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with standards of the Public Company Accounting Oversights Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversights Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with standards of the Public Company Accounting Oversights Board (United States), the consolidated balance sheet as of June 30, 2004, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the year then ended (not presented herein), and in our report dated July 30, 2004, we expressed an unqualified opinion on those consolidated financial statements.

/s/ S.R. Snodgrass, A.C.

Wexford, PA
October 15, 2004

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